TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of the 31st day of March, 2010, by and between Wasatch Funds Trust, a Massachusetts business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (“UMBFS”).

R E C I T A L S:

WHEREAS, each series of the Wasatch Funds, Inc. (the “Predecessor Entity”) was reorganized into successor series of the Trust pursuant to an Agreement and Plan of Reorganization approved by the Predecessor Entity’s shareholders on March 11, 2010; and

WHEREAS, the Trust is registered under the 1940 Act as an open-end management investment company; and

WHEREAS, the Trust desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

1.01 1940 Act shall mean the Investment Company Act of 1940, as amended.

1.02 AML Laws shall mean the rules promulgated under the Bank Secrecy Act and Sections 312, 326 and 352 of the USA PATRIOT Act.

1.03 Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Trust, whose name shall be certified to UMBFS from time to time pursuant to Section 9.01 of this Agreement.

1.04 Board of Trustees shall mean the Board of Trustees of the Trust.

1.05 Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.

1.06 Declaration of Trust shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

1.07 Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

1.08 Financial Intermediary shall mean : (i) any broker, dealer, bank, or other person that holds securities issued by the Trust, in nominee name; (ii) a unit investment trust or fund that invests in the Trust in reliance on section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the Trust, a retirement plan’s administrator under section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.

1.09 Fund shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.

1.10 Fund Business Day shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

1.11 Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

1.12 Prospectus shall mean the last Prospectus with respect to a Fund and any supplement actually received by UMBFS from the Trust with respect to which the Trust has indicated a registration statement has become effective under the Securities Act and the 1940 Act, including the Statement of Additional Information, incorporated by reference herein.

1.13 Securities Act shall mean the Securities Act of 1933, as amended.

1.14 Shares shall mean such shares of capital stock, or class thereof, of each respective Fund of the Trust as may be issued from time to time.

1.15 Shareholder shall mean a record owner of Shares of each respective Fund of the Trust.

ARTICLE II

APPOINTMENT OF TRANSFER AGENT

2.01 Appointment. The Trust hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Trust and UMBFS may agree to include on any amended Schedule A. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

2.02	Duties.

A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the “Services”). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

B. UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; provided, however, that unless the Trust shall enter into a written agreement with any such party, the party shall be the agent of UMBFS and not the agent of the Trust. In such event, UMBFS shall be fully responsible for the acts or omissions of such party and shall not be relieved of any of its responsibilities hereunder by the appointment of such party.

2.03	Deliveries.

A. In connection with UMBFS’s appointment as transfer agent and dividend disbursing agent, the Trust shall deliver or cause the following documents to be delivered to UMBFS:

(1) A copy of the Declaration of Trust and By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;

(2) Copies of the Trust’s Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith;

(3) An opinion of counsel for the Trust with respect to the Trust’s organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or if exempt, the specific grounds therefor); and

(4) The certificate required by Section 9.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust’s initial Authorized Persons.

B. The Trust agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Trust’s expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

ARTICLE III

COMPENSATION & EXPENSES

3.01 Compensation. As compensation for the performance of the Services, the Trust agrees to pay UMBFS the fees set forth on Schedule C attached hereto. The parties may amend Schedule C to include fees for any additional services requested by the Trust, or to add Funds for which UMBFS has been retained. The Trust agrees to pay UMBFS’s then current rate for any Services added to Schedule C after the execution of this Agreement.

3.02 Expenses. The Trust also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

3.03	Payment Procedures.

A. The Trust agrees to pay all amounts due hereunder within fifteen days of the date reflected on the statement for such Services (the “Due Date”). UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

B. The Trust is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay UMBFS’s reasonable attorney’s fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Trust’s default or prevent UMBFS from exercising any other rights and remedies available to it.

3.04 Allocation of Risk. The Trust acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in Article X. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

ARTICLE IV

PROCESSING AND PROCEDURES

4.01	Issuance, Redemption and Transfer of Shares

A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are registered, as indicated from time to time by the Trust. UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.

B. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s redemption and payment procedures described in the Prospectus.

C. Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an “Eligible Guarantor Institution” as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

D. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

E. In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.

F. UMBFS and the Trust shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

G. The Trust agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

4.02	Dividends and Distributions.

A. The Trust shall give or cause to be given to UMBFS a copy of a resolution of its Board of Trustees, that either:

(i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

(ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

B. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

C. Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

D. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

4.03	Records.

A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS shall only destroy records at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). UMBFS may deliver to the Trust from time to time at UMBFS’ discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Trust. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

B. UMBFS agrees to keep all records and other information relative to the Funds’ Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account, or (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, or (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

ARTICLE V

AML DELEGATION

5.01 Background. In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assist in the verification of persons opening accounts with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“Monitoring Activities”). In connection with the Monitoring Activities, UMBFS may encounter shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”). The Trust has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Trust.

5.02	Delegation.

A. The Trust acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Trust has determined that they, as part of the Trust’s overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Trust hereby instructs and directs UMBFS to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to shareholders who are residents of the United States.

B. The Trust hereby delegates to UMBFS the authority to report suspicious transactions encountered during the course of UMBFS’ Monitoring Activities (“Suspicious Activity”) to FinCEN. For purposes of this Article V, the term Suspicious Activity shall mean and include any transaction which requires reporting under 31 CFR §103.15(a)(2).

5.03	SAR Filing Procedures.

A. When UMBFS observes any Suspicious Activity, UMBFS shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Trust’s AML officer for review. UMBFS shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both UMBFS and the Trust. Accordingly, the SAR shall include the name of both UMBFS and the Trust, and shall include the words, “joint filing” in the narrative section.

B. The Trust’s AML officer shall review the SAR and provide comments, if any, to UMBFS within a time frame sufficient to permit UMBFS to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval, UMBFS shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

C. UMBFS shall provide to the Trust a copy of each SAR filed, together with supporting documentation. In addition, UMBFS shall maintain a copy of the same for a period of five (5) years from the date of the SAR filing.

D. Nothing in this Article V shall prevent either party from making a determination that such party has an obligation under the Act to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

5.04 Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities.

5.05 Reporting. UMBFS agrees to provide to the Trust (i) prompt notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (ii) prompt notification of any true and complete match of a Fund’s shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list, (iii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS’ anti-money laundering monitoring on behalf of the Trust as provided in this Article V, (iv) any action taken in response to anti-money laundering violations as described in (i) or (ii) and (iii) a quarterly reports of its monitoring and verification activities on behalf of the Trust. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust’s anti-money laundering compliance officer.

5.06 Inspection. The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS’ implementation of the AML Procedures on behalf of the Trust, as they may request, and (2) permit such federal regulators to inspect UMBFS’ implementation of the AML Procedures on behalf of the Trust. UMBFS agrees to notify the Trust, unless UMBFS reasonably believes that it is prohibited from doing so, of any requests for information pursuant to this Section 5.06.

ARTICLE VI

RULE 22c-2 MONITORING

6.01 Background. Rule 22c-2 of the 1940 Act requires the Trust to obtain and analyze information about the trading activity of shareholders investing through Financial Intermediaries on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Trust in implementing its policies on frequent trading of Fund shares. In its capacity as transfer agent, UMBFS has access to Shareholder Information through the SunGard Transaction Network 22c-2 Service Solution (“STN 22c-2 Service System”)

6.02	Monitoring Procedures.

A. The Trust has adopted policies concerning the frequent trading of its shares. For the purpose of implementing Rule 22c-2, the Trust has adopted criteria designed to detect frequent trading activity (“Monitoring Procedures”) and has communicated such criteria to UMBFS.

B. The Trust hereby instructs and directs UMBFS to implement the Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

6.03 Shareholder Information Agreements. Rule 22c-2 requires the Trust to have in place a written agreement with each shareholder that is a Financial Intermediary. The Trust has previously approved a form of Shareholder Information Agreement for UMBFS’ use (“SIA”). UMBFS will enter into an SIA in its capacity as transfer agent for the Trust with each Financial Intermediary that opens an account with the Trust (or will do so in the case of Financial Intermediaries that open an account with the Trust in the future). In the event a Financial Intermediary tenders a form of SIA materially different from the form of SIA approved by the Trust, the Trust will be responsible for reviewing and negotiating such SIA.

6.04 Information Requests. UMBFS will inform the Trust each time the Monitoring Procedures indicate frequent trading activity in the Funds. Upon each such occurrence, UMBFS and the Trust will review the trading information, together with such other information as UMBFS and the Trust deem relevant, to determine whether additional information should be requested. UMBFS will submit information requests to Financial Intermediaries in accordance with the Trust’s Monitoring Procedures or as otherwise directed by the Trust. When such additional information is obtained from the Financial Intermediary, UMBFS will forward the information to the Trust for further consideration.

6.05 Implementation of Trading Restrictions. In the event the Trust determines that a trading restriction should be applied, UMBFS shall instruct the Financial Intermediary to implement the appropriate restrictions as articulated by the Trust.

6.06 Record Retention. UMBFS shall maintain, in an easily accessible place, a copy of each SIA in its possession for no less than six years beyond the termination date of such SIA or for such period that UMBFS provides transfer agency services under the Agreement, whichever is shorter.

6.07 STN 22c-2 Service System. The Trust acknowledges that UMBFS’ provision of the services contemplated in this Article VI in part depends on UMBFS’ use of a proprietary technology solution developed by SunGard Institutional Brokerage, Inc. (“SunGard”). UMBFS may provide the Trust with access to the STN 22c-2 Service System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Funds. Therefore, the Trust hereby agrees to the following:

A. Any access to software made available to the Trust in connection with the provision of services under this Article VI, including, without limitation, the STN 22c-2 Service System, is licensed, not sold, and SunGard and/or UMBFS (and their affiliates) shall retain all right, title and interest in such software. The Trust is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this Article VI. Such license shall immediately terminate upon termination of this Agreement. In addition, any license to use the STN 22c-2 Service System shall immediately terminate in the event that UMBFS’ license to use the STN 22c-2 Service System is terminated. Upon termination of any such software license, the Trust will discontinue all use of the STN 22c-2 Service System and any written documentation provided to the Trust by UMBFS or SunGard. The Trust agrees to assist UMBFS with its obligations to return STN 22c-2 Service System materials resulting from termination of the license.

B. The Trust shall maintain in connection with its access to the STN 22c-2 Service System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of SunGard in the STN 22c-2 Service System. The Trust agrees that any contractors hired by the Trust with access to the STN 22c-2 Service System shall enter into a confidentiality agreement concerning such access.

C. DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE VI, ANY ACCESS TO THE STN 22c-2 SERVICE SYSTEM IS PROVIDED ON AN “AS IS” BASIS. UMBFS MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT. UMBFS SHALL HAVE NO LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

ARTICLE VII

REPRESENTATION AND WARRANTIES

7.01 Representations of Trust. The Trust represents and warrants to UMBFS that:

A. It is a business trust duly organized and existing under the laws of the State of Massachusetts; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

B. Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

C. It is duly registered as an investment company under the 1940 Act.

D. A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.

E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust’s Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

7.02 Representations of UMBFS. UMBFS represents and warrants to the Trust that:

A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

B. It is duly registered as a transfer agent under Section 17A of the Exchange Act to the extent required.

C. It has received a copy of each Fund’s Prospectus which describes how sales and redemptions of Shares shall be made.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.01 Information Updates. During the term of this Agreement the Trust shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement; and (ii) a copy of each Fund’s currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

8.02 Share Registration. The Trust agrees to take or cause to be taken all requisite steps to register the Shares for sale in all states in which the Shares shall at the time be offered for sale and require registration. If the Trust receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBFS.

8.03 Compliance with Laws. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

8.04 Additional Duties. The Trust agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

8.05	Transfer Agent System.

A. UMBFS shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights utilized by UMBFS in connection with the Services provided by UMBFS to the Trust herein (the “UMBFS System”).

B. UMBFS hereby grants the Trust a limited license to use the UMBFS System for the sole and limited purpose of having UMBFS provide the Services contemplated hereunder. Nothing contained in this Agreement should be construed or interpreted otherwise, and such license shall immediately terminate upon the termination of this Agreement.

8.06 Disaster Recovery and Business Continuity Plan and Computer System. UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services hereunder.

8.07 Information Security Program. UMBFS has and shall maintain a written, comprehensive information security program that is in compliance with applicable federal and state laws, including without limitation, the Massachusetts Standards for the Protection of Personal Information. Upon the Trust’s request, UMBFS shall provide information concerning its information security program relevant to the Services provided hereunder.

8.08	Internet Services.

A. In the event Schedule B reflects any Services in the UMBFS 4.netSM category, the Trust agrees to provide, at its cost, all computers, telecommunications equipment and other equipment and software necessary to develop and maintain its web site, to design and develop the web site functionality necessary to facilitate and maintain hypertext links between its web site and UMBFS’s web site, and to provide UMBFS with such Instructions as it may request from time to time in connection with the performance of UMBFS’s obligations hereunder.

B. UMBFS shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights utilized by UMBFS in connection with the UMBFS 4.netSM services provided by UMBFS to the Trust pursuant to this Agreement (the “UMBFS 4.netSM System”). The UMBFS 4.netSM System is licensed, not sold. UMBFS hereby grants the Trust a nonexclusive, limited license to use the UMBFS 4.netSM System for the sole and limited purpose of having UMBFS provide the services to the Trust. Such license shall immediately terminate upon the termination of the Agreement. The Trust agrees that it will not mask, delete or otherwise alter any disclaimers, trademark or service mark notifications embedded in or describing the UMBFS 4.netSM System.

C. UMBFS IS PROVIDING THE UMBFS 4.NETSM SYSTEM TO THE TRUST ON AN “AS IS” BASIS, AND SPECIFICALLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE UMBFS 4.NETSM SYSTEM AND THE SERVICES TO BE PROVIDED HEREUNDER RELATING THERETO, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE OPERATION OF THE UMBFS 4.NETSM SYSTEM WILL BE ERROR FREE OR WILL NOT BE INTERRUPTED FROM TIME TO TIME BY REASON OF A DEFECT THEREIN. The parties acknowledge that UMBFS’s ability to provide the UMBFS 4.netSM services described herein depends upon a number of factors beyond UMBFS’s control, including, but not limited to, the Internet and equipment, software, data and services provided by telecommunications carriers and unrelated vendors and third parties. UMBFS shall not be liable for its failure to perform any of the services or for the delay or interruption of any such services, if the failure, delay or interruption in caused by circumstances beyond UMBFS’s reasonable control. The terms and conditions of this Section shall supercede and control any conflicting provisions in this Agreement.

ARTICLE IX

TRUST INSTRUCTIONS

9.01 Authorized Persons. Upon the execution of this Agreement, the Trust shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Trust shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

9.02 Acceptance of Instructions. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

9.03 Request for Instructions. At any time, UMBFS may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Trust, or its own legal counsel at the expense of the Trust, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

9.04 Reliance on Instructions. UMBFS shall not be liable for acting upon any written Instructions reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or oral Instructions which the individual receiving the instructions on behalf of UMBFS reasonably believes to have been given by an Authorized Person.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.01 Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for any action taken or omitted to be taken in accordance with instructions received by it from an officer or representative of the Trust or the Predecessor Entity.

10.02 Indemnification. The Trust agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against UMBFS or for which UMBFS may be held liable (a “Claim”) arising out of or in any way relating to any of the following:

(a) any action of UMBFS required to be taken, or omitted to be taken, pursuant to the Agreement, unless a Claim resulted from UMBFS’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(b) UMBFS’s reliance on, or use of information, data, records and documents received by UMBFS from the Trust or the Predecessor Entity, or any third party acting on behalf of the Trust or the Predecessor Entity, in the performance of UMBFS’s duties and obligations hereunder;

(c) the reliance on, or the implementation of, any Instructions or any other requests of the Trust on behalf of the applicable Fund;

(d) UMBFS’s acting upon telephone instructions relating to the exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Trust;

(e) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state;

(f) the Trust’s refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Trust’s negligence or misconduct or breach of any representation or warranty of the Trust made herein;

(g) any Claim that UMBFS would have had against the Predecessor Entity under the terms of the Transfer Agency Agreement between UMBFS and the Predecessor Entity.

10.03 Indemnification Procedures. UMBFS will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Trust may be required to indemnify or hold UMBFS harmless hereunder. In such event, the Trust shall have the option to defend UMBFS against any Claim, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and approved by UMBFS in its reasonable discretion. UMBFS shall not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Company’s prior written consent. The obligations of the parties under Sections 10.02 and 10.03 shall survive the termination of this Agreement.

10.04 Force Majeure. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS’s control.

10.05 Consequential Damages. In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

10.06	Additional Limitations and Exclusions.

(a) Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

(ii) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;

(iii) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(iv) The legality of any recapitalization or readjustment of Shares.

(b) All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of Shareholder and Trust liability contained therein. This Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations imposed upon the Trust and the Funds by this Agreement are not binding upon any of the Trust’s Trustees, officers or Shareholders individually but are binding only upon the assets and property of the applicable Fund of the Trust, and persons dealing with the Trust must look solely to the assets and property of the subject Fund for the enforcement of any claims.

The underssigned represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

ARTICLE XI

TERM AND TERMINATION

11.01 Term. This Agreement shall remain in full force and effect until March 1, 2011, and thereafter shall automatically extend for additional, successive one-year terms unless earlier terminated as provided below.

11.02 Termination. Either party may terminate this Agreement at any time by giving the other party a written notice specifying the date of such termination (the “Termination Date”), which shall be not less than ninety (90) days after the date notice is deemed given in accordance with Section 12.01. In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Trust shall on or before the Termination Date, deliver to UMBFS a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the Termination Date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

11.03 Effect of Termination. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by UMBFS at the expense of the Trust. The Trust shall be responsible to UMBFS for all out-of-pocket expenses and for the costs and expenses associated with the preparation and delivery of such media, including, but not limited to: (a) any custom programming requested by Trust in connection with the preparation of such media and agreed upon by UMBFS; (b) transportation of forms and other materials used in connection with the processing of Trust transactions by UMBFS; and (c) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services requested by the Trust in connection with the termination of this Agreement or the liquidation or merger of the Trust. UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

ARTICLE XII

MISCELLANEOUS

12.01 Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: President
With a copy to: General Counsel

If to the Trust: Wasatch Funds Trust
150 Social Hall Avenue, 4th Floor
Salt Lake City, Utah 84111
Attention: President

12.02	Amendments/Assignments.

A. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Trust.

12.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

12.04 Severability. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

12.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

12.06 Non-Exclusivity; Other Agreements. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

12.07 Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.		WASATCH FUNDS TRUST

By:	/s/ John P. Zader	By:	/s/ Russell L. Biles
	(Signature)		(Signature)

	John P. Zader		Russell L. Biles
	(Name)		(Name)

	Chief Executive Officer		President
	(Title)		(Title)

	3/31/10		3/31/10
	(Date Signed)		(Date Signed)

Schedule A

to the

Transfer Agency Agreement

by and between

Wasatch Funds Trust

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Wasatch Micro Cap Fund

Wasatch Small Cap Growth Fund

Wasatch Ultra Growth Fund

Wasatch Core Growth Fund

Wasatch-Hoisington U.S. Treasury Fund

Wasatch Small Cap Value Fund

Wasatch Global Science and Technology Fund

Wasatch International Growth Fund

Wasatch Heritage Growth Fund

Wasatch International Opportunities Fund

Wasatch Micro Cap Value Fund

Wasatch Strategic Income Fund

Wasatch Emerging Markets Small Cap Fund

Wasatch Heritage Value Fund

Wasatch Global Opportunities Fund

Wasatch - 1st Source Income Equity Fund

Wasatch - 1st Source Long/Short Fund

Wasatch - 1st Source Income Fund

Schedule B

to the

Transfer Agency Agreement

by and between

Wasatch Funds Trust

and

UMB Fund Services, Inc.

SERVICES

Services

•	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

•	Store account documents electronically

•	Receive and respond to investor account inquiries by telephone, mail, or e-mail, if desired

•	Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions

•	Process dividend payments by check, wire or ACH, or reinvest dividends

•	Issue daily transaction confirmations and monthly or quarterly statements

•	Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

•	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

•	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

•	Calculate 12b-1 plan fees

•	Provide standards to structure forms and applications for efficient processing

•

Assist the Trust in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling Shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust.

Optional Services

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

•	Personal follow-up calls to prospects who return incomplete applications

•	Comprehensive clerical confirmation statements for maintenance transactions

•	4.net services, UMBFS’s array of Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services and email services.

•	4.prompt services, UMBFS’s telephone and voice response unit delivering several tiers of optional services.

•	Average cost calculations and cost basis statements

•	Shareholder “welcome” packages with initial confirmation

•	Access to UMBFS’s Tax and Retirement Group to answer questions and coordinate retirement plan options

•	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

•	Money market funds for short-term investment or exchanges

•	Dedicated service representatives

•	Weekend shareholder services

•	Customized reorder form tracking

•	Give dealers access through NSCC’s Fund/SERV and Networking

•	Customized forms and applications

Schedule C

to the

Transfer Agency Agreement

by and between

Wasatch Funds Trust

and

UMB Fund Services, Inc.

FEES

Schedule D

to the

Transfer Agency Agreement

by and between

Wasatch Funds Trust

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds